Exhibit 10.11

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”) is entered into as of May 11, 2020 (the “Effective Date”) by and between MINERVA SURGICAL, INC., a Delaware corporation (“Buyer”), and BOSTON SCIENTIFIC CORPORATION (“Seller”).

WHEREAS, Seller and Buyer have entered into a certain Asset Purchase Agreement dated as of April 28, 2020 (the “Purchase Agreement”) pursuant to which Buyer is acquiring certain assets from Seller;

WHEREAS, the Purchase Agreement requires the execution and delivery of this Agreement by Buyer and Seller;

WHEREAS, Buyer desires that Seller manufacture and supply certain Products to Buyer on the terms set forth herein following the consummation of the transactions contemplated by the Purchase Agreement;

WHEREAS, Seller is willing to manufacture and supply such Products to Buyer, all on the terms and conditions set forth herein; and

WHEREAS, contemporaneously with this Agreement, Seller and Buyer entered into a certain Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Seller will perform certain services on behalf of Buyer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, Buyer and Seller agree as follows:

1.    Definitions. For purposes of this Agreement, the following initially capitalized terms shall have the meanings set forth below. Initially capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Purchase Agreement.

A.    “CAPA” means a Corrective and Preventative Action in accordance with QSR and applicable quality procedures of Seller and Buyer.

B.    “cGMP” means the then-current Good Manufacturing Practices as defined by the FDA in Title 21 of the Code of Federal Regulations.

C.     “Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness or performance of a Product after it is released for distribution (i.e. is marketed and readily available for sale).

D.     “Complaint Investigation” means a documented process for determining the root cause (or the most probable cause) of a Complaint.

E.    “Confidential Information” means any and all information disclosed by or on behalf of a party or any of its Representatives (“Disclosing Party”) to the other Party or any of its Representatives (“Receiving Party”) under or in connection with this Agreement, except information which is: (i) at the time of disclosure, or thereafter becomes, a part of the public domain through no act or omission by Receiving Party or its Representatives; (ii) lawfully in the possession of Receiving Party prior to disclosure by or on behalf of Disclosing Party as shown by Receiving Party’s written records (other than by virtue of being a Purchased Asset); (iii) lawfully disclosed to Receiving Party by a third party which did not acquire the same under an obligation of confidentiality from or through Disclosing Party, as shown by written records; or (iv) independently developed by Receiving Party without use of Disclosing Party’s Confidential Information as shown by Receiving Party’s written records. As used herein, by example and without limitation, “Confidential Information” shall mean any information of a party intended or marked as confidential, proprietary or privileged, which may include: (a) any and all technical information relating to the design, operation, testing, test results, development, and manufacture of any party’s product (including, but not limited to, product specifications and documentation; engineering, design, and manufacturing drawings, diagrams, and illustrations; assembly code, software, firmware, programming data, pseudocode, databases, and all information referred to in the same); product costs, margins and pricing; as well as product marketing studies and strategies; (b) information, documents and materials relating to a party’s financial condition, management and other business conditions, prospects, plans, procedures, infrastructure, security, information technology procedures and systems, and other business or operational affairs; (c) any information designated as pertaining to Intellectual Property, a trade secret or patentable invention; and (d) any other data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary or privileged use by a party.

F.    “EEO Laws” means Executive Order 11246, the Vietnam Era Veterans Readjustment Assistance Act, Section 503 of the Vocational Rehabilitation Act, and their implementing regulations.

G.    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.

H.    “Medical Device Report” or “MDR” means a report filed with the FDA to communicate an event when Buyer or Seller “becomes aware” (as defined in Title 21 of the Code of Federal Regulations, Part 803.3) of information that reasonably suggests that a Product:

(a) may have caused or contributed to a death, serious injury or serious deterioration in the state of health of a user or patient; or

(b) has malfunctioned (as defined in Title 21 of the Code of Federal Regulations, Part 803.3) and that such Product would be likely to cause or contribute to a death or serious injury of a user or patient if the malfunction were to recur.

I.     “Medical Device Vigilance Report” or “MDV” means the official notification provided to Regulatory Authorities outside of the United States of adverse events deemed reportable pursuant to the local laws and/or regulations.

J.     “Product(s)” means the finished good(s) referred to on Schedule A.

K.    “QSR” means the Quality System Regulation as defined by the FDA in Title 21 of the Code of Federal Regulations, Part 820.

L.     “Recall” means a removal or correction of a Product that a Regulatory Authority would consider to be in violation of the Laws it administers and against which the Regulatory Authority would initiate legal action.

M.     “Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, notified bodies, commission, council or other governmental entity having jurisdiction over the territory in which Buyer may sell the Products, including the FDA.

N.     “Representatives” means a Person’s employees, officers, directors, affiliates, subcontractors, agents, successors and assigns.

O.    “Specifications” means the specifications set forth in the part number and revision level controlled drawing for the applicable Product that are referenced on the purchase and/or blanket order at the time of issuance of such order.

2.    Purchase and Sale.

2.1.    Supply of Products. Seller shall manufacture and supply the Products to Buyer on the terms and conditions set forth in this Agreement.

2.2.    Orders. Buyer shall order Products by using its form purchase order; provided that the terms of this Agreement shall supersede any conflicting terms in any such purchase orders.

2.3.    Shipping; Freight Terms. Seller shall deliver Products in accordance with Buyer’s instructions to the location specified in the purchase order. Except as set forth in any SLA (as defined below), title to the Products shall pass to Buyer upon delivery by Seller to Buyer’s appointed carrier. Seller shall deliver all Products to Buyer free and clear of all liens and encumbrances or other defects in title. All Products shall be shipped F.C.A. (Incoterms 2020) Buyer’s designated shipping point. Risk of loss and damage shall pass to Buyer upon delivery by Seller to Buyer’s appointed carrier. All shipping charges are at the expense of Buyer.

2.4.     Inventory; Scheduling. Buyer shall provide Seller with a non-binding, rolling 12-month forecast, updated each month, on or by the fifth business day of the month. Promptly following the Effective Date, Buyer will submit its first forecast and a purchase order (each, a “Purchase Order”) for the first three months of the term of this Agreement. Thereafter, Buyer will submit, on a monthly basis, a forecast and a Purchase Order for the Products to be delivered in the third month of such forecast. The quantity of Products set forth in any Purchase Order for any month will be as agreed by both parties based on plant and supplier capacity and lead times. Seller shall deliver Products in accordance with the delivery schedules set forth in the applicable Purchase Order. Buyer may not cancel any Purchase Order without Seller’s prior written consent. Upon signing of this Agreement or in the future, Seller and Buyer may enter into individual service level agreements relating to inventory management (e.g. kanban, consignment, etc.) (referred to herein as “SLAs”). Any SLA between Seller and Buyer(s) shall be incorporated by reference into this Agreement.

2.5    Vendors. Seller shall have the right to engage vendors for the performance of its activities under this Agreement; provided that Seller shall remain responsible and liable for its vendors’ compliance with the terms of this Agreement, including all relevant restrictions, limitations and obligations. With respect to the engagement by Seller of any new vendors after the Effective Date, Seller shall provide Buyer a reasonable opportunity to object to the selection or discharge of such vendors, and Seller shall take into consideration Buyer’s objections in good faith.

2.6     Transition Services Agreement. In the event of a conflict between any term or condition of this Agreement and any term or condition of the Transition Services Agreement with respect to the manufacture and supply of Products, such term or condition of the Transition Services Agreement will govern, solely to the extent of such conflict.

3.    Pricing; Payment.

3.1.    Pricing. Product prices throughout the term of this Agreement for the Product(s) shall be those set forth in Schedule A and include all packaging and other charges. Such pricing is the total compensation due Seller under this Agreement, and no other compensation is or will be due Seller. All amounts due and payable to Seller hereunder shall be exclusive of applicable sales, excise (including any excise tax imposed on the sale of certain medical devices) and similar taxes. Buyer shall be responsible for the payment of all such taxes (excluding taxes based upon Seller’s income) and shall provide Seller with all documentation reasonably requested by Seller to confirm Purchaser’s payment of such excise tax.

3.2.    Payment.

A.    Payment will be due 30 days from Buyer’s receipt of an applicable invoice, unless Buyer in good faith disputes all or any portion of the invoice, in which case Buyer will be obligated to pay the undisputed portion of the invoice by such date. However, if the invoice date is prior to shipment of the applicable Products, the 30 days shall instead be calculated from the shipment date. Seller shall invoice Buyer promptly (but not later than 30 days) after shipment of the applicable Product.

B.    Any past due amounts payable under this Agreement will be subject to a late fee of one percent (1%) per month or the highest rate allowed by applicable Law, whichever is less.

4.     Quality Assurance; Recordkeeping; Notification. The following obligations of Seller set forth in Sections 4.1 through 4.13 shall be collectively referred to throughout this Agreement as the “QA Standards”.

4.1. Changes.

A. If Seller desires to make any change in Seller’s processing or handling of Product, the Specifications, processing, composition, formulation, part or supplier of a raw material or component comprising or included in a Product, or the manufacturing process or handling processes for, or performance characteristics of any Product or any part thereof (including materials, packaging, labeling and Directions for Use, shipping, documentation, etc.) and such change would require a revision to the Device Master Record (DMR) via an Engineering Change Order (ECO), Document Change Notice (DCN) or the like, an internal regulatory filing (e.g., a letter to file) or an external filing submission to a Regulatory Authority, Seller shall provide prior notice to Buyer, including the details regarding such proposed change or action, a sample of the affected Product and such other information reasonably requested by Buyer. All such changes or actions shall be submitted in writing to Buyer no later than 45 days prior to Seller’s proposed date of implementation for such change. Seller shall not implement any such change or action without Buyer’s prior written approval. If such a proposed change is approved by Buyer, Seller shall be responsible for properly communicating and implementing such change, including with respect to any of Seller’s vendors.

B. In addition to the foregoing, if Seller desires to make any change in Seller’s location of manufacturing of the Products, Seller shall provide prior notice to Buyer, including the details regarding such proposed change, and such other information requested by Buyer. All such changes shall be submitted in writing to Buyer no later than 12 months prior to Seller’s proposed date of implementation for such change. Seller shall not implement any change in the location of manufacturing of any Product without Buyer’s prior approval, which may be granted or withheld in Buyer’s sole discretion.

C. If Buyer desires a change to the Specifications that affects Seller’s processing or handling of Product, the Specifications, processing, composition, formulation, part or supplier of a raw material or component comprising or included in a Product, or the manufacturing process or handling processes for, or performance characteristics of any Product or any part thereof (including materials, packaging, labeling and Directions for Use, shipping, documentation, etc.), and the cost to Seller to implement such change is greater than $5,000, Buyer shall be responsible for reasonable costs incurred by Seller to implement such changes, as mutually agreed in good faith by the parties.

4.2.    Product Warranty. Seller represents and warrants to Buyer that, upon delivery of Product to the shipping agent, each Product shall: (i) conform to the Specifications; (ii) consist only of new materials (unless otherwise specified); and (iii) comply with applicable Laws relating to the manufacture, packaging, labeling and sale of the Products. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, SELLER’S SOLE LIABILITY TO BUYER, AND BUYER’S EXCLUSIVE REMEDY FROM SELLER, FOR BREACH OF THESE PRODUCT WARRANTIES SHALL BE CREDIT OR REPLACEMENT OF THE NONCONFORMING PRODUCT.

4.3.    Manufacturing Conformity. Seller shall manufacture, store and handle the Products in accordance with (i) all applicable Laws and regulations relating to the manufacturing, packaging, labeling and sale of the Products, including cGMP, QSR, ISO 13485 and ISO 14971 requirements, Medical Device Directive (“MDD”) requirements, CMDCAS requirements, and other pertinent rules and regulations of the FDA and other similar Regulatory Authorities in other applicable jurisdictions; and (ii) Seller’s standard quality assurance policies. During the term of this Agreement, Seller shall maintain or cause to be maintained the Product manufacturing facility’s registration as a certified medical device manufacturing facility and shall maintain such facility registration with all applicable Regulatory Authorities or cause such facility to be maintained such that the facility would pass an audit for compliance with cGMP and QSR. Seller shall maintain ongoing quality assurance and testing policies sufficient to satisfy its obligations under this Agreement. Buyer shall be responsible for obtaining any required regulatory registrations, including ISO registration for Products under Buyer’s notified body or through other applicable Regulatory Authorities.

4.4.    Product Acceptance. Each shipment of Product from Seller to Buyer shall be inspected by Seller prior to shipment. All Products are subject to final inspection and acceptance by Buyer or its designee within 60 days of delivery. Buyer shall notify Seller within 60 days of delivery of any apparent defective material or workmanship or non-conformity of any Product to the Specifications or purchase order. If Buyer fails to notify Seller within 60 days of delivery of an apparent defect, Buyer shall be deemed to have accepted the Product; provided, that the warranty contained in Section 4.2 shall survive such acceptance. Buyer shall have the right to reject any Product that is not in conformity with the warranty contained in Section 4.2. Any item that has been rejected must be credited or replaced by and at the expense of Seller promptly after notice. Buyer shall return all rejected Products to Seller at Seller’s expense. Seller shall investigate the cause for the rejection and, within a reasonable period of time (not to exceed 30 days), provide to Buyer in writing all proposed corrective actions associated with the cause for rejection. Notwithstanding anything stated herein to the contrary, no rejection shall be made past the expiration date (if any) of any Product.

4.5. Complaints; Corrective Action.

A.Promptly after Seller’s receipt from a third party of a Complaint, Seller shall provide Buyer with a copy of such Complaint. As needed, Buyer may require Seller to assist with Complaint Investigations to investigate the cause of any Complaints and to determine any required corrective actions, where the Product is deemed to be out of compliance with the Specifications. Within 30 days after Seller’s receipt of a request from Buyer to perform a Complaint Investigation, Seller shall perform such Complaint Investigation and provide to Buyer a written report of such Complaint Investigation, including a root cause analysis and corrective action recommendations. In the event the Complaint involves a Medical Device Report or Medical Device Vigilance Report, for a Product, Buyer may require Seller to expedite the Complaint Investigation in order to comply with any applicable regulatory filing requirements. Seller shall maintain records of all such Complaint Investigations as required by cGMP and other applicable rules and regulations of any Regulatory Authority.

B.    In accordance with Buyer’s quality management system, except as set forth in the Transition Services Agreement, Buyer shall be responsible for entering all Complaints, as well as applicable analyses of Seller, into Buyer’s Complaint handling system. If Buyer desires Seller to assist with corrective actions, Buyer will return to Seller the Product that is the subject a Complaint if such Product has been made available to Buyer. Seller will maintain a cross-reference from Seller’s Complaint response to Buyer’s associated Complaint file numbers.

C.     Seller will complete all corrective actions, including any corrective actions identified in a response to Buyer pursuant to this Section and agreed to by Buyer or any corrective actions requested by Buyer, within 90 days or as mutually agreed to by Buyer and Seller via a Supplier Corrective Action Request (SCAR), and upon request of Buyer, provide written certification of such completion.

D.    Except as set forth in the Transition Services Agreement, Buyer shall be responsible for filing all required complaint reports relating to Products (including but not limited to MDR and or MDV reports) with the appropriate Regulatory Authorities.

4.6.     Product Recalls.

A.    If, in the judgment of Buyer, any defect or any government action requires a Recall of, or the issuance of an advisory letter regarding, any Product, Buyer shall undertake such Recall or issue such advisory letter and shall manage such Recall.

B.In the event of a Recall of a Product found to be out of compliance with the Specifications, Seller shall correct any deficiency relating to its manufacturing, packaging, testing, labeling, storing or handling of such Product, if applicable, or cause the vendor of any material, component, or sub-assembly incorporated into such Product to do likewise with respect to such material, component, or sub-assembly. The reasonable costs incurred by each party in connection with any Recall shall be borne by Buyer, unless the Recall is caused by (i) a breach of this Agreement by Seller including any representation, warranty, covenant or obligation hereunder, or (ii) manufacturing error by Seller or any vendor or sub-vendor acting under its authority, including any breach or error resulting in or from a Product being out of compliance with the Specifications, in which case the reasonable costs incurred by each party in connection with such Recall shall be borne by Seller. Without limiting the foregoing, in such instance when Seller is deemed to be responsible for the reasonable costs incurred by each party in connection with a Recall as further set forth in this Section 4.6, Seller shall, at Buyer’s option, either: (i) at Seller’s sole cost and expense replace each unit of the Product involved in the Recall (including units held in inventory at Purchaser or its customers) with a corrected Product within a reasonable period of time, or (ii) refund the purchase price thereof.

4.7.     Inspection; Access. Seller shall provide Buyer and its Representatives (including external auditors and representatives of its notified body) with such documentation and access to facilities and personnel as Buyer may reasonably request to conduct an initial and periodic inspection of such facilities and manufacturing procedures for compliance with the appropriate ISO standards, cGMP, QSR, the Specifications and Buyer’s quality assurance requirements, and to inspect Seller’s inventory of Products, work-in-process, raw materials to be used in the Products, and other such matters as may be pertinent to proper quality assurance of the Products. In accordance with applicable Laws and regulations governing regulatory inspections, Seller shall permit authorized representatives of relevant Regulatory Authorities, including the FDA, to inspect any plant and production facilities relating to or used in connection with the manufacture of Product. Buyer shall give Seller a minimum of two business days’ prior notice for a “for cause” inspection or a minimum of 10 business days prior notice for any routine inspection.    Seller shall use commercially reasonable efforts to take such action as is required to correct any deficiencies identified by Buyer relating to the production of any Product. Seller shall provide such documentation or conduct such analyses as Buyer may reasonably request in connection with any regulatory submission or audit.

4.8.    Seller’s Vendors. At Buyer’s request, Seller shall perform a quality system assessment of the vendors who provide Seller with raw materials, components, sub-assemblies or contract services for any Products. Seller shall assist Buyer in arranging visits and inspection of the plants at which Seller’s vendors manufacture any raw material, component or sub-assembly relating to a Product or any service relating to a Product is performed.

4.9.    Records. For a period of the longer of seven years after delivery to Buyer of each Product, or such period as may be required by cGMP and other applicable rules and regulations of any Regulatory Authority, Seller shall: (a) maintain traceability records for each Product, including the manufacture date and lot number of each unit of Product and each component and material comprising Product; (b) maintain records subject to 21 CFR 820 Subpart M, such as the Device Master Record, quality system record, and Complaint files; and (c) provide Buyer a copy of such records without charge upon Buyer’s reasonable request.

4.10.    Required Notification. Seller shall promptly notify Buyer by electronic medium (fax or e-mail), with confirming notice via a nationally recognized overnight delivery service that guarantees overnight delivery and requires the signature of recipient, as soon as Seller becomes aware of any: (a) defect or condition which renders or may render any Product ineffective or dangerous; (b) Product that is not in compliance with the Specifications (including manufacturing processes, labeling or packaging) or any QA Standards; (c) any death or bodily injury caused by a Product (or suspected to be caused by a Product) or any malfunction of a Product; or (d) regulatory, FDA or ISO inspections and/or other communications with Regulatory Authorities related to Product or that would in any way impact the Product or Seller’s performance of its responsibilities hereunder.

4.11.    Quality Plan. Seller and Buyer shall establish a quality plan which shall define the quality practices, the resources and the activities relevant to Products that are designed or manufactured for Buyer. Notwithstanding the foregoing, at Buyer’s request, the parties shall negotiate in good faith and enter into a separate quality agreement setting forth the parties’ respective rights, responsibilities and obligations with respect to Product quality.

4.12.    Compliance with Laws. Each party shall comply with all Laws and regulations applicable to the performance of its obligations under this Agreement, including Laws and regulations pertaining to the testing, manufacture, labeling, packaging import, export, distribution, sales or marketing of the Products.

4.13.    Packaging and Labeling. All Products shall be labeled (including bar coding/UPN numbers) in accordance with the procedures specified from time to time by Buyer and Buyer shall have final approval over all packaging and labeling for Products. Buyer maintains the right to over label Products as it deems necessary but shall not utilize any trademarks of Seller without Seller’s approval. Buyer is responsible for ensuring that all packaging and labeling materials, data, information, text, and graphics for use with the Products are in compliance with applicable Law and relevant regulatory approvals.

4.14.    EEO Laws. Each party acknowledges that the other party is an equal employment opportunity/affirmative action employer subject to the EEO Laws. By acceptance of this Agreement, each party certifies that it complies and will continue to comply with all applicable EEO Laws, and it shall not, amongst other things, discriminate on the basis of race, age, color, religion, gender, sexual orientation, disability, veteran status, national origin or any other characteristic protected by federal, state or local Law.

5.     Additional Representations and Warranties. Each party hereby represents and warrants to the other party that the execution and delivery of and performance under this Agreement by such party does not, and will not, conflict with or violate any other agreement or obligations with third parties or any restrictions of any kind or any Law to which it is bound or subject.

6.     Confidential Information; Intellectual Property.

6.1.    Confidential Information. Article 8 of the Transition Services Agreement shall apply to Confidential Information of each party disclosed or accessed under this Agreement, and is incorporated herein by reference.

6.2. Tangible Property. All tangible property of one party provided to the other party in connection with this Agreement, including reports, communications, and analyses (collectively, “Tangible Property”), shall be and remain the exclusive property of such party unless otherwise agreed in writing. Each party shall: (a) keep and maintain in its custody and subject to its control any Tangible Property that it receives during the term of this Agreement; and (b) return or surrender to the other party all such party’s Tangible Property within 30 days after termination or expiration of this Agreement. For clarity, and notwithstanding the foregoing any and all tangible property included in the Purchased Assets shall be and remain the exclusive property of Buyer.

6.3.    Intellectual Property. Buyer hereby grants to Seller and its Affiliates a worldwide, royalty-free, limited right and license during the term of this Agreement to use the Business Transferred Intellectual Property, with the right to sublicense solely to Seller’s vendors and sub-vendors, in each case, solely to the extent necessary to: (i) manufacture, test, label and package (and to have manufactured, tested, labeled and packaged) the Products pursuant to the terms of this Agreement; and (ii) carry out any other obligations of Seller under this Agreement. The license provided by this Section 6.3 shall terminate upon the termination of this Agreement or, if earlier, the date on which Seller and its vendors and sub-vendors are no longer manufacturing Products for Buyer.

7.     Insurance and Indemnification.

7.1.    Insurance. Seller and Buyer shall each maintain the following insurance in amounts adequate to satisfy its respective insurable obligations under this Agreement: (a) Commercial General Liability; and (b) Workers Compensation insurance or permitted self-insurance as required by statute. At any time upon the reasonable request of the other party, each party shall provide a certificate(s) of insurance as evidence that the required insurance is in effect.

7.2.    Indemnification.

A.    Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective Representatives for any and all damages, expenses and losses, including reasonable attorneys’ fees, arising from third party claims, actions or proceedings (“Claims”) resulting from or relating to: (i) the willful misconduct, gross negligence, fraud or violation of Law by Seller or its Representatives in the performance of, or its or their failure to perform, any of Seller’s obligations under this Agreement; or (ii) any breach of Seller’s representations, warranties, covenants or obligations under this Agreement; except in each case (i) and (ii) to the extent that Buyer is responsible for such Claim pursuant to Section 7.2.B.

B.     Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective Representatives for any and all Claims resulting from or relating to: (i) any personal injury or property damage resulting from or caused by any Product following delivery to Buyer’s appointed carrier, (ii) the willful misconduct, gross negligence, fraud or violation of Law by Buyer or its Representatives in the performance of, or its or their failure to perform, any of Buyer’s obligations under this Agreement; or (iii) any breach of Buyer’s representations, warranties, covenants or obligations under this Agreement; except in each case (i)-(iii) to the extent that Seller is responsible for such Claim pursuant to Section 7.2.A.

C.     Each party’s obligations to the other party under this Section 7.2 are conditioned upon the party seeking indemnification: (i) providing notice to the indemnifying party of any Claims promptly, but not later than 30 days, after the party knows of such Claim, provided that delay or failure to provide such notification shall not affect the indemnification provided under this Section 7.2 except to the extent the indemnifying party has been actually prejudiced as a result of such delay or failure; (ii) permitting the indemnifying party to assume full responsibility for the defense of such Claim, provided that the indemnifying party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified party’s prior written consent; (iii) assisting the indemnifying party in defense of such Claim; and (iv) not compromising or settling any such Claim without the indemnifying party’s prior consent. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the indemnifying party.

D.    Notwithstanding anything herein to the contrary, neither party shall be entitled to make a claim for indemnification under both this Agreement and the Purchase Agreement with respect to the same damages that are related to or arise, directly or indirectly, out of a particular event, circumstance or loss.

E.    EXCEPT WITH REGARD TO THE WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD OF A PARTY, IN NO EVENT WILL SELLER’S LIABILITY TO BUYER UNDER THIS AGREEMENT, OR BUYER’S LIABILITY TO SELLER UNDER THIS AGREEMENT, EXCEED THE TOTAL AMOUNTS REASONABLY EXPECTED TO BE PAID OR PAYABLE BY BUYER TO SELLER IN RESPECT OF THE PRODUCTS.

F.    EXCEPT WITH REGARD TO BREACHES OF ARTICLE 6 OR THE WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR FRAUD OF A PARTY, AND WITHOUT LIMITING EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOR ANY AMOUNTS REPRESENTING LOST PROFITS, PUNITIVE DAMAGES, OR FOR ANY OTHER INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGE, EVEN IF THEY WERE FORESEEABLE OR SUCH PARTY HAD BEEN INFORMED OF THEIR POTENTIAL.

8.     Remedies; Dispute Resolution. Any Dispute shall be resolved in accordance with the procedures set forth in the Purchase Agreement, which shall be the sole and exclusive procedures for the resolution of any such Dispute unless otherwise specified herein or in the Purchase Agreement and are incorporated herein by reference.

9.    Term.

9.1.     Term; Termination.

A.    The term of this Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with this Article 9, continue in full force and effect until the expiration or termination of the Transition Services Agreement.

B.    This Agreement may be terminated earlier as set forth in Section 9.2 or as follows:

(i)    by Buyer without cause, upon at least 90 days’ prior written notice to Seller;

(ii)     60 days after notice of breach from Buyer to Seller, but only if such breach remains uncured at the end of such 60-day period;

(iii)     60 days after notice of breach from Seller to Buyer, but only if such breach remains uncured at the end of such 60-day period; or

(iv)     immediately upon notice from a party if the other party has become the subject of a voluntary or involuntary bankruptcy, receivership, or insolvency proceeding that is not stayed or dismissed within 90 days of filing.

C.    All obligations which are by their nature continuing, including the obligations contained in Sections 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 9.2, 10.4 and Articles 6 through 8, shall survive the expiration or termination of this Agreement. All other rights and obligations shall terminate upon the expiration of termination of this Agreement.

D.    Buyer may remove a particular Product(s) from this Agreement effective at any time, upon at least 90 days’ prior written notice to Seller, which notice shall specify which Products are being removed.

9.2.    Force Majeure. If a party’s performance is delayed because of war or similar unrest, fire, act of God or other similar cause that is beyond its control and which such party could not have reasonably prevented, such delay in performance shall not be considered a breach of this Agreement; provided, however, that if such delay continues for 60 days or more, then: (a) any Buyer may upon notice cancel all or any portion of its unfilled orders; and (b) Buyer may immediately terminate this Agreement upon notice to Seller. The party affected by such force majeure event will provide the other party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

9.3.    Fulfillment Upon Termination. Upon termination or expiration of this Agreement: (i) Seller shall be obligated to fulfill any open Purchase Orders, and (ii) Buyer shall be obligated to purchase all Products subject to such open Purchase Orders, subject to the terms of this Agreement, except as set forth in any SLA or if termination of this Agreement is due to Seller’s breach of this Agreement.

9.4.    Excess Material, Components, WIP, Etc. Upon expiration or termination of this Agreement, Seller shall deliver to Buyer, and Buyer shall purchase from Seller at cost, all raw material and components used in the Products, and work in progress (i.e., WIP) and finished inventory of Products that is held by Seller at the effective time of such expiration or termination.

10.    Miscellaneous.

10.1.    Relationship of the Parties. The parties hereto are independent contractors and neither party is a fiduciary, employee, partner, joint venture or agent of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as a partner, joint venturer or agent of the other by reason of this Agreement.

10.2.    Assignment. No assignment, pledge or other transfer of this Agreement or of any rights, interests or obligations hereunder may be made by Buyer or Seller (by operation of Law or otherwise) without the prior written consent of the other party and any attempted assignment, pledge or transfer without the required consent shall be void. Such consent shall not be unreasonably withheld, conditioned or delayed. No assignment, pledge or transfer of any obligations under this Agreement shall relieve the parties of any such obligations. Notwithstanding the foregoing, (a) either party shall be entitled to assign this Agreement to such party’s Affiliates, provided that such party shall remain jointly and severally liable with such Affiliate for the performance of the obligations assumed by such Affiliate, (b) Buyer shall be entitled to assign this Agreement following the Effective Date, to a third party acquiring all or substantially all of the Business or to any successor entity of Buyer in connection with a merger or sale of substantially all the assets or capital stock of Buyer and (c) Seller shall be entitled to assign this Agreement following the Effective Date, to a third party acquiring all or substantially all of Parent’s urology and pelvic heath division or to any successor entity of Parent in connection with a merger or sale of substantially all the assets or capital stock of Parent; provided that in the cases of (b) and (c), such third party agrees in writing to assume all obligations of Buyer pursuant to this Agreement.

10.3.    Notices. Unless otherwise specifically provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.3):

Seller:	with a copy to:

Boston Scientific Corporation 300 Boston Scientific Way Marlborough, MA 01752 Attention: Chief Financial Officer	Boston Scientific Corporation 300 Boston Scientific Way Marlborough, MA 01752 Attention: Chief Corporate Counsel

Buyer:	with a copy (which shall not constitute notice) to:

Minerva Surgical, Inc. 4255 Burton Drive Santa Clara, CA 95054	Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, CA 94304

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three (3) days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by email or facsimile transmission (receipt confirmed), as the case may be, and addressed as set forth above.

10.4.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.5.    Entire Agreement. This Agreement, the Purchase Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof.

10.6.    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Seller or (b) by a waiver in accordance with Section 10,8.

10.7.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

10.8.    Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.9.    Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require a party or its respective officers, directors, or Affiliates to take any action that would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America.

10.10.    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and delivered by facsimile or other means of electronic transmission (including by .PDF format), each of which shall be deemed to be one and the same instrument and an original document.

10,11    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

MINERVA SURGICAL, INC.	BOSTON SCIENTIFIC CORPORATION

By	/s/ David Clapper	By	/s/ Vance Brown

(Signature)	(Signature)

Print Name:	David Clapper	Print Name:	Vance Brown

Title:	President and Chief Executive Officer	Title:	Vice President and Chief Corporate Counsel

SCHEDULE A: SUPPLY AGREEMENT – PRODUCTS AND PRICING

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